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                       [LETTERHEAD OF IRENE P. TSE, J.D.]

                                                                    EXHIBIT 23.9

ARAMEX INTERNATIONAL LIMITED
2 Badr Shaker Alssayyab Street
Um Uthayna, Amman, Jordan

Dear Sir/Madam:

    As independent public accountants, we hereby consent to the use of our report dated June 18, 1994 on the financial statements of Aramex International Courier of Los Angeles Inc. for the year ended December 31, 1993 and to all references to our firm included in or made a part of the Registration Statement (Form F-1 No. 333-15639) and related Prospectus of Aramex International Limited.

    We are independent auditors with respect to Aramex International Courier of Los Angeles Inc. and its subsidiaries and affiliates within the meaning of the Securities Act of 1933 and the applicable published rules and regulations thereunder.

                                          /s/ IRENE P. TSE, J.D.

Montebello, California
December 24, 1996